Exhibit 10.37

Memory Pharmaceuticals Corp. 100 Philips Parkway Montvale, New Jersey 07645 Phone: (201) 802-7104 Fax: (201) 802-7190 www.memorypharma.com	James R. Sulat President & CEO

February 6, 2007

Jzaneen Lalani

General Counsel

Memory Pharmaceuticals Corp.

100 Phillips Parkway

Montvale, NJ 07645

RE:	Amendment to Offer Letter

Dear Jzaneen:

This letter amends the offer letter previously provided to you by Memory Pharmaceuticals Corp. (the “Company”), dated May 18, 2004, as amended (the “Offer Letter”) and supersedes in its entirety the amendment to the Offer Letter dated November 13, 2006 (the “Previous Amendment”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Offer Letter (as defined below).

The following amendments to the Offer Letter shall be effective as of the date executed by you and the Company.

1.	The following paragraph shall replace and supersede, in its entirety, paragraph 3(d) of the Offer Letter:

(d)	Upon termination of your employment for any reason, the Company will pay you within two (2) weeks of such termination, your current base salary earned through the termination date, plus accrued and unused vacation, if any, and other benefits or payments, if any, to which you are entitled, less applicable deductions.

In the event your employment is terminated by the Company without “Cause” (as defined below) or by you for “Good Reason” (as defined below), then for the twelve (12) month period after such termination, the Company will continue to pay you your semi-monthly rate in effect at the time of termination, less applicable deductions. In addition, the Company will provide and pay the Company’s portion of your group health insurance during such twelve (12) month period, which shall count towards the applicable benefit continuation period required by applicable law. Thereafter, your continued benefits during the remainder of the continuation period shall be paid at your own expense. Notwithstanding the foregoing, the Company’s payments for your group health insurance will terminate when you have obtained such coverage through an alternate source before the end of the twelve (12) month period following your termination and you are required to notify the Company within seven (7) days of obtaining such alternate coverage. The Company will reconcile such payments with you quarterly, and any additional payments owed to you by the Company, and any payments owed to the Company by you, will be paid respectively within two (2) weeks following such reconciliation period.

If within three (3) months prior to, or within eighteen (18) months after, the occurrence of a Change of Control (as defined below), your employment is either terminated by the Company without Cause or you terminate your employment with the Company for Good Reason, your unvested stock options will become fully vested.

The Company will not be obligated to continue any payments to you or accelerate vesting of your stock options under this paragraph 3(d) in the event you materially breach the terms of this letter agreement or the Confidentiality Agreement (as defined below). Notwithstanding any termination of your employment for any reason (with or without Cause or for Good Reason), you will continue to be bound by the provisions of the Confidentiality Agreement.

All payments and benefits provided pursuant to this paragraph 3(d) shall be conditioned upon your execution and non-revocation of a general release substantially in the form of Exhibit A at the time of termination. Your refusal to execute a general release shall constitute a waiver by you of any and all benefits referenced in this paragraph 3(d). The Company will not be obligated to continue any such payments to you under this paragraph 3(d) in the event you materially breach the terms of this letter agreement or the Confidentiality Agreement.

2.	The following paragraph shall be added as new paragraph 3(f):

(f)	For the purpose of this paragraph 3, the termination of your employment for “Good Reason” shall mean the termination by you of your employment with the Company within eighteen (18) months after a “Change in Control” (as defined below) or the sale of a majority of the assets, obligations, or business of the Company (whether by merger, sale of stock or otherwise), provided such termination occurs:

(i)	within three (3) months after a material diminution in your responsibilities (provided that such diminution is not in connection with the termination of your employment for Cause),

(ii)	within three (3) months of your principal work location changing to be more than fifty (50) miles from the Company’s principal offices, or

(iii)	within three (3) months after the reduction by the Company of the amount of your base salary, unless such reduction is pursuant to a plan and as a consequence the base salaries of the Company’s executives are reduced generally.

Provided, however, that with respect to any of the foregoing events, you shall be required to provide the Company thirty (30) calendar days prior written notice of your intention to resign and the Company shall have the opportunity during such thirty (30) day period to cure such event if such event is capable of being cured. The Company shall notify you, within sixty (60) days of receipt of your notice of intent to terminate your employment for Good Reason if the Company disagrees with your intent to terminate under this paragraph. For the purposes of this letter agreement, “Change of Control” shall be deemed to have occurred if the Company is consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets or shares of stock or otherwise (excluding (A) transactions solely for the purpose of reincorporating the Company in a different jurisdiction or recapitalizing or reclassifying the Company’s stock, or (B) any merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity after such merger of consolidation).

Except as specifically set forth herein, all other terms and conditions of the Offer Letter shall remain in full force and effect. On and after the date hereof, each reference in this letter agreement or the Offer Letter to the “letter” shall mean the Offer Letter as amended hereby.

Please sign below if you agree and accept the foregoing terms.

Sincerely,

Memory Pharmaceuticals Corp.

By:	/s/ James R. Sulat
Name:	James R. Sulat
President & CEO

I have read and agree to the terms and conditions contained herein:

/s/ Jzaneen Lalani, Esq.	2/9/07
Jzaneen Lalani, Esq.	Date

EXHIBIT A

FORM OF GENERAL RELEASE OF CLAIMS

GENERAL RELEASE OF CLAIMS

For and in consideration of the payments and other benefits described in the Offer Letter dated as of May 18, 2004, as amended (the “Letter Agreement”) by and between Memory Pharmaceuticals Corp. (the “Company”), and Jzaneen Lalani, Esq. (“Employee”) and for other good and valuable consideration, Employee hereby releases the Company and its respective divisions, operating companies, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”), from any and all claims of any kind arising out of or related to Employee’s employment with the Company, Employee’s separation from employment with the Company or derivative of Employee’s employment, which Employee now has or may have against the Released Parties or any one of them, whether known or unknown to Employee, by reason of facts which have occurred on or prior to the date that Employee has signed this General Release of Claims. Such released claims include, without limitation, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the New Jersey Law Against Discrimination; the New Jersey Domestic Partnership Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey Smokers’ Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the retaliation provisions of the New Jersey Workers’ Compensation Law (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract or tort law or public policy or whistleblower claim, having any bearing whatsoever on Employee’s employment by and the termination of Employee’s employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, wage, commission or bonus payment, money or equitable relief or damages of any kind, attorneys’ fees, costs, and/or future wage loss. This paragraph shall not release any claims that lawfully cannot be waived.

It is understood that this General Release of Claims is not intended to and does not affect or release any future rights or any claims arising after the date hereof.

Employee understands that the consideration provided to him under the terms of the Letter Agreement or otherwise does not constitute an admission by the Company or Released Parties that they have violated any law or legal obligation.

This General Release of Claims is not intended to preclude Employee from (1) enforcing the terms of the Letter Agreement; (2) challenging the validity of this General Release of Claims; or (3) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission. Employee further agrees to waive his right to any monetary or equitable recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or related to his employment with and/or separation from employment with the Company and promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or governmental entity or agency on his behalf or on behalf of any class of which he is a member with respect to any of the claims he has waived.

Employee acknowledges and agrees that Employee has read this General Release of Claims carefully, and acknowledges that he has been given at least twenty one (21) days from the date of receipt of this General Release of Claims to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Employee’s choice prior to executing this General Release of Claims, at his own expense. Employee fully understands that, by signing below, Employee is voluntarily giving up any right which Employee may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The terms of this General Release of Claims shall not become effective or enforceable until eight (8) days following the date of its execution by Employee, during which time Employee may revoke the Letter Agreement. Employee may revoke the Letter Agreement by notifying the Company in writing (to the attention of the President and Chief Executive Officer with a copy to Vice President of Legal Affairs). For Employee’s revocation to be effective, written notice must be received by no later than the close of business on the eighth (8th) day after Employee signs this General Release of Claims. The terms of this offer to provide the payments and other benefits described in paragraph 3(e) of the Letter Agreement, will expire if not accepted during the 21 day review period.

Employee agrees to keep confidential all information contained in this General Release of Claims and relating to this General Release of Claims, except (1) to the extent the Company consents in writing to such disclosure; (2) if Employee is required by process of law to make such disclosure and Employee promptly notifies the Company of his receipt of such process; or (3) because Employee must disclose certain terms on a confidential basis to his financial consultant, attorney or spouse.

This General Release of Claims shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey, without regard to principles of conflict of laws. If any clause of this General Release of Claims should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this General Release of Claims.

This General Release of Claims is final and binding and may not be changed or modified except as set forth herein or in a writing signed by both parties. The parties have executed this General Release of Claims with full knowledge of any and all rights they may have, and they hereby assume the risk of any mistake in fact in connection with the true facts involved, or with regard to any facts which are now unknown to them.

By signing this General Release of Claims, Employee acknowledges that: (1) he has read this General Release of Claims completely; (2) he has had an opportunity to consider the terms of this General Release of Claims; (3) he has had the opportunity to consult with an attorney of his choosing prior to executing this General Release of Claims to explain this General Release of Claims and its consequences; (4) he knows that he is giving up important legal rights by signing this General Release of Claims; (5) he has not relied on any representation or statement not set forth in this General Release of Claims; (6) he understands and means everything that he has said in this General Release of Claims, and he agrees to all its terms; and (7) he has signed this General Release of Claims voluntarily and entirely of his own free will.

Date	Jzaneen Lalani, Esq.

Date	Memory Pharmaceuticals Corp.